EXHIBIT 10.1

PROMISSORY NOTE

$150,000.00	Houston, Texas	June 15, 2007

FOR VALUE RECEIVED, the undersigned, INTERNET AMERICA, INC., a Texas corporation (the “Maker”), hereby promises to pay to the order of WILLIAM E. LADIN, JR. (the “Payee”), the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00), with interest on the unpaid balance thereof from the date hereof until maturity at the rate or rates hereinafter provided, principal payable at the Maturity Date and interest payable monthly by the 15th day of the preceding month as hereinafter provided in lawful money of the United States of America, to Payee at 5722 Indian Circle, Houston, Texas 77057, or at such other place within Harris County, Texas, as from time to time may be designated by the holder of this Promissory Note (the “Note”).

As herein provided the unpaid Principal Amount of this Note, or portions thereof, from time to time outstanding, shall bear interest prior to maturity at the Applicable Rate, provided that in no event shall the Applicable Rate exceed the Maximum Rate. Notwithstanding the foregoing, if at any time the Applicable Rate exceeds the Maximum Rate, the rate of interest payable under this Note shall be limited to the Maximum Rate, but any subsequent reductions in the Applicable Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect.

As used in this Note, the following terms shall have the meanings indicated opposite them:

“Applicable Rate.” The Applicable Rate shall mean the prime rate of interest plus 3% on money of money center banks as published in the Wall Street Journal on the date of issuance of this Note, fixed for the term of the Note.

“Default Rate.” The Default Rate shall be the Maximum Rate.

“Equity Raise.” An Equity Raise shall mean any sale by Maker of its equity securities to one or more investors in a financing.

“Maturity Date.” The Maturity Date shall be the earlier to occur of July 1, 2008 and the date on which Maker receives funding in an Equity Raise; provided, however, that if the amount of the Equity Raise is less than the amount of principal and interest outstanding under this Note, then this Note shall be prepaid to the extent of the amount of the Equity Raise and the balance of the principal shall remain outstanding until maturity on July 1, 2008.

“Maximum Rate.” The maximum interest rate permitted under applicable law, it being understood that, if applicable law provides for a ceiling under Chapter 301, Subchapter A of the Texas Credit Title (as may be amended from time to time), such ceiling shall be the Aweekly” ceiling.

“Principal Amount.” That principal portion of the loan evidenced hereby as is from time to time outstanding.

In the event of an Equity Raise, Payee shall have the right to accept in lieu of cash in payment in full of the principal and unpaid interest due under this Note, equity securities of the same type, at the same price and on the same terms and conditions as are available to the investors in the Equity Raise. Maker shall provide Payee full information regarding the definitive terms of the Equity Raise at least ten calendar days prior to its intended closing. Payee shall provide notice to Maker of its election whether or not to participate in the Equity Raise in full satisfaction of the amounts due hereunder within seven calendar days after its receipt of notice from Maker. The closing of the sale of equity securities to Payee in satisfaction of this Note shall be held at the same time as the closing of the Equity Raise. The failure by Payee to elect to participate in the Equity Raise shall not affect the right to receive payment under the Note on the Maturity Date.

Maker shall have the right to prepay this Note, in whole or in part, without premium or penalty, and upon the payment of all accrued interest on the amount prepaid (and any interest which has accrued at the Default Rate, if applicable, and other sums that may be payable hereunder) to the date so fixed.

Interest on the Principal Amount will be payable monthly by the 15th day of the preceding month. Notwithstanding anything to the contrary contained in this Note, at the option of the holder of this Note and upon notice to the Maker at any time after the occurrence of a Default, as defined below, from and after such notice and during the continuance of such Default, the unpaid principal of this Note from time to time outstanding and all past due installments of interest shall, to the extent permitted by applicable law, bear interest at the Default Rate, provided that in no event shall such interest rate be more than the Maximum Rate.

A “Default” shall have occurred in the event any of the following occurs: (i) Payee shall cease to be the Chief Executive Officer of Maker for any reason, (ii) a failure to pay interest or principal when due, (iii) a levy be made under any process on, or a receiver be appointed for, property of Maker, and such levy or appointment shall not be removed or dismissed within thirty (30) days, (iv) (x) Maker shall make an assignment for the benefit of creditors or be unable to pay its debts generally as they become due; (y) Maker shall petition or apply to any tribunal for the appointment of a trustee, receiver, or liquidator of it, or of any substantial part of its assets, or shall commence any proceedings relating to Maker under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, conservatorship, moratorium, dissolution, liquidation or other debtor relief laws of any jurisdiction, whether now or hereafter in effect; or (z) any such petition or application shall be filed, or any such proceedings shall be commenced, against Maker, and Maker consents thereto or the same is not dismissed or otherwise discharged within thirty (30) days, or an order, judgment or decree shall be entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings, or (v) a change in control of Maker, which for purposes of this Note shall occur when (a) any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of securities of Maker representing 40% or more of the combined voting power of Maker’s then outstanding securities; (b) individuals who were members of the Board of Directors of Maker immediately prior to a meeting of the stockholders of Maker involving a contest for the election of directors do not constitute a majority of the Board following such election; (c) the stockholders of Maker approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries of Maker, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of Maker; or (d) the stockholders of Maker approve the sale of all or substantially all of Maker’s business and/or assets to a person or entity which is not a subsidiary of Maker.

Upon the occurrence of any Default, Payee shall at its option be entitled to (i) accelerate the indebtedness and declare all of the indebtedness immediately due and payable, and (ii) cumulatively exercise all other rights, options and privileges provided by law.

All interest accruing under this Note shall be calculated on the basis of a 360-day year applied to the actual number of days in each month. The Maker shall make each payment which it owes hereunder not later than twelve o’clock, noon, Houston, Texas, time, on the date such payment becomes due and payable (or the date any voluntary prepayment is made), in immediately available funds. Any payment received by the Payee after such time will be deemed to have been made on the next following business day. As used herein, the term “business day” shall mean a day on which commercial banks are open for business with the public in Houston, Texas.

This Note is unsecured.

Payee and Maker intend in the execution of this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Payee and Maker stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate; neither Maker nor any endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. Payee, including each holder of this Note, expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the Principal Amount is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the amount of interest that would have accrued at the Maximum Rate, the Payee or other holder of this Note shall, at its option, either refund to Maker the amount of such excess or credit the amount of such excess against the Principal Amount and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Payee or any other holder of this Note shall contract for, charge or receive any amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums determined to constitute interest in excess of the amount of interest at the lawful rate shall, upon such determination, at the option of the Payee or other holder of this Note, be either immediately returned to Maker or credited against the Principal Amount, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, Maker acknowledges that it believes the Loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that the Loan is in fact usurious, it will give the Payee or other holder of this Note notice of such condition and Maker agrees that the Payee or other holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the state of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

Should the indebtedness represented by this Note or any part thereof be collected at law or in equity or through any bankruptcy, receivership, probate or other court proceedings or if this Note is placed in the hands of attorneys for collection after default, Maker and all endorsers of this Note jointly and severally agree to pay to the Payee or other holder of this Note in addition to the principal and interest due and payable hereon reasonable attorneys’ and collection fees.

Maker and all endorsers and all other persons obligated or to become obligated on this Note severally waive presentment for payment, demand, notice of demand and of dishonor and nonpayment of this Note, notice of intention to accelerate the maturity of this Note, protest and notice of protest, diligence in collecting, and the bringing of suit against any other party, and agree to all renewals, extensions, modifications, partial payments, with or without notice, before or after maturity.

MAKER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT UNDER THIS NOTE.

THIS NOTE AND THE PARTIES’ RIGHTS AND OBLIGATIONS HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO TEXAS’ PRINCIPLES OF CONFLICTS OF LAW) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN SUCH STATE. MAKER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY TEXAS OR FEDERAL COURT SITTING IN HARRIS COUNTY, TEXAS OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, AND MAKER HEREBY AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY TEXAS OR FEDERAL COURT SITTING IN HARRIS COUNTY, TEXAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO MAKER AT THE PRINCIPAL EXECUTIVE OFFICES OF MAKER, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

Signed as of the 15th day of June, 2007.

MAKER:
Address for Notice:

10930 W. Sam Houston Pkwy., N.	INTERNET AMERICA, INC., a Texas corporation
Suite 200
Houston, Texas 77064

	By:	/s/ Jennifer S. LeBlanc
Jennifer S. LeBlanc, Chief Financial Officer